                                                                    Exhibit 99.1


                                 March 26, 2002

The Secretary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Certain Representations Regarding Arthur Andersen LLP ("Andersen")

Gentlemen:

         We are writing to confirm that, pursuant to Temporary Note 3T to
Article 3 of Regulation S-X, IVAX Corporation has received certain representations from Andersen regarding their audit of the financial statements to be included in our Form 10-K for the year ended December 31, 2001. Specifically Andersen has made the following representations to us:

         (i) that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the audit was conducted in compliance with professional standards;

         (ii) that there was appropriate continuity of Andersen personnel working on the audit; and

         (iii) that there was availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                       Sincerely,

                                       IVAX CORPORATION


                                       /s/ Steven D. Rubin
                                       -----------------------------------------
                                       Steven D. Rubin
                                       Senior Vice-President, General Counsel
                                       and Secretary